Thornburg Investment Trust 485APOS

Exhibit (a)(31)

THORNBURG INVESTMENT TRUST

THIRTY-SECOND AMENDMENT AND SUPPLEMENT TO

AGREEMENT AND DECLARATION OF TRUST

THIS THIRTY-SECOND AMENDMENT AND SUPPLEMENT is made by Garrett Thornburg, David A. Ater, Sally Corning, Susan H. Dubin, David L. Gardner, Brian J. McMahon, Owen D. Van Essen and James W. Weyhrauch (the “Trustees”).

The Trust was formed on June 3, 1987 by an Agreement and Declaration of Trust - Limited Term Trust dated June 3, 1987. Section 3.1 permits the creation of new series of shares in addition to the series established and designated in Section 3.2.

Accordingly, by execution of this Amendment and Supplement, the Trustees effect the following amendment to the Agreement and Declaration of Trust.

Creation of New Series

The Trustees establish a new series of shares designated “Thornburg Summit Fund” effective December 3, 2018. The new series will have the relative rights and preferences described in Section 3.2 of the Agreement and Declaration of Trust.

The Trustees effect this amendment as of December 3, 2018 and direct the Trust’s president to file, or cause to be filed, this Amendment and Supplement in the appropriate governmental offices.

/s/ Garrett Thornburg	/s/ David L. Gardner
Garrett Thornburg	David L. Gardner
/s/ David A. Ater	/s/ Brian J. McMahon
David A. Ater	Brian J. McMahon
/s/ Sally Corning	/s/ Owen D. Van Essen
Sally Corning	Owen D. Van Essen
/s/ Susan H. Dubin	/s/ James W. Weyhrauch
Susan H. Dubin	James W. Weyhrauch

Thornburg Investment Trust	Page 1 of 1

Thirty-Second Amendment and Supplement to

Agreement and Declaration of Trust